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                                                                     Exhibit 8.1



                         [Hunton & Williams Letterhead]



                                  May 7, 1997



Board of Directors
WorldCorp, Inc.
13873 Park Center Road
Suite 490
Herndon, Virginia  20171

                         10% Senior Subordinated Notes
                       Certain Federal Income Tax Matters
                       ----------------------------------

Ladies and Gentlemen:

     We have acted as counsel to WorldCorp, Inc. (the "Company") in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement"), which has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration under the Act of up to $10 million aggregate principal amount of 10.00% Senior Subordinated Notes due September 30, 2000 (the "New Notes"). The New Notes are to be issued by the Company pursuant to an offer to exchange the New Notes for an equal principal amount of the Company's outstanding 10.00% Senior Subordinated Notes due September 30, 2000, and pursuant to an indenture between the Company and the trustee named therein.

     We have reviewed copies of (1) the Registration Statement and the prospectus included therein and (2) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

     Based on the foregoing, we are of the opinion that the statements and legal conclusions contained in the Registration Statement under the caption "Certain Material Federal Income Tax Consequences" are correct and that the discussion thereunder does not omit any material provision with respect to the matters covered.
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WorldCorp, Inc.
May 7, 1997
Page 2


     We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Hunton & Williams under the caption "Certain Material Federal Income Tax Consequences" in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                              Very truly yours,

                                              /s/ Hunton & Williams

                                              HUNTON & WILLIAMS